Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140240

July 2007 Performance Update

The Frontier Fund Supplement Dated July 31, 2007 to Prospectus Dated February 12, 2007

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, improves the overall performance of your investment portfolio, and enhances the power of your strategic asset allocation.

July performance for the various Series of The Frontier Fund is detailed below:

The Frontier Fund Class 2	July 2007	July 2007 YTD	NAV / Unit
Balanced Series-2	-6.77%	-3.16%	$110.63
Balanced Series-2a	-6.81%	-3.48%	$94.48
Campbell/Graham Series-2	-8.34%	0.58%	$102.45
Currency Series-2	-0.32%	5.31%	$113.98
Long/Short Commodity Series-2	-1.94%	-0.90%	$102.00
Graham Series-2	-4.00%	9.81%	$99.10
Winton Series-2	-1.64%	0.53%	$107.38
Long Only Commodity Series-2	3.01%	6.04%	$103.00
Managed Futures Index Series-2	1.01%	2.70%	$101.08
Dunn Series-2 (Closed to Investors)	-17.92%	-16.42%	$68.77

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

1. The actual trading composite results of above Series’ advisor trading program(s) with pro forma expenses of The Frontier Fund applicable to the Series Units as set forth in the Break-even Analysis are contained in the Prospectus. The pro forma average annualized rate of return of the Series-2 Units will be commensurately higher than that of the Series-1 Units, to the extent that the Series-2 expenses are lower than the Series-1 expenses as set forth in the respective Break-even Table.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($900,154.97)
Unrealized trading gain/(loss)	-2,226,693.24
Less: commissions	-62,706.73
Less: FCM fees	-25,158.04
Foreign currency gain/(loss)	5,787.64
Interest Income	132,229.88

Total Income	-3076695.46

EXPENSES

Management fees	24,088.71
Incentive fees	472,982.28

Total Expenses	497070.99

Net Income (Loss)	-3573766.45

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	446,552.02	$52,990,323.76	118.67

Current month additions	6,605.45	769,363.46
Current month redemptions	-5,387.34	-647,584.06

Net Income (loss) for current month		-3573766.45
Net Asset Value, end of current month	447770.1251	49538336.71	110.6334119
Monthly rate of return			-0.067722154

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($24,966.17)
Unrealized trading gain/(loss)	-63,095.59
Less: commissions	-1,715.30
Less: FCM fees	-681.97
Foreign currency gain/(loss)	145.12
Interest Income	4,642.20

Total Income	-85671.71

EXPENSES

Trading fees	1,503.42
Management fees	879.27
Incentive fees	12,592.93

Total Expenses	14975.62

Net Income (Loss)	-100647.33

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	13,874.48	$1,406,629.32	101.38

Current month additions	546.83069	56,500.00
Current month redemptions	0	0

Net Income (loss) for current month		-100647.33
Net Asset Value, end of current month	14421.30573	1362481.99	94.47702001
Monthly rate of return			-0.068090156

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Balanced Series 2a

THE FRONTIER FUND CAMPBELL/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($165,835.78)
Unrealized trading gain/(loss)	-336,411.40
Less: commissions	-1,647.08
Less: FCM fees	-3,263.96
Foreign currency gain/(loss)	307.6
Interest Income	16,708.40

Total Income	-490142.22

EXPENSES

Management Fees	12,728.62
Incentive fees	-1,563.95

Total Expenses	11164.67

Net Income (Loss)	-501306.89

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	53,009.38	$5,925,328.34	111.78

Current month additions	1,176.29	130,700.00
Current month redemptions	-798.71385	-85,020.52

Net Income (loss) for current month		-501306.89
Net Asset Value, end of current month	53386.95377	5469700.93	102.453887
Monthly rate of return			-0.083432752

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite

100 Denver, Colorado 80264

On Behalf of The Frontier Fund - Campbell/Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($29,484.35)
Unrealized trading gain/(loss)	-10,667.16
Net change in inter-series payables	22,954.56
Less: FCM fees	-4,105.45
Interest Income	21,100.06

Total Income	-202.34

EXPENSES
Management fees	4,707.18
Incentive fees	0

Total Expenses	4707.18

Net Income (Loss)	-4909.52

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	11,495.84	$1,314,512.26	114.35

Current month additions	257.3451	30,000.00
Current month redemptions	0	0

Net Income (loss) for current month		-4909.52
Net Asset Value, end of current month	11753.18619	1339602.74	113.977837
Monthly rate of return			-0.003254595

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($29,155.49)
Unrealized trading gain/(loss)	-20,541.69
Less: commissions	-4,596.25
Less: FCM fees	-1,194.14
Foreign currency gain/(loss)	0
Interest Income	9,291.25

Total Income	-46196.32

EXPENSES

Management fees	8,407.79
Incentive fees	1,628.57

Total Expenses	10036.36

Net Income (Loss)	-56232.68

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	27,158.51	$2,825,105.59	104.02

Current month additions	839.04516	87,615.47
Current month redemptions	-196.40074	-20,725.50

Net Income (loss) for current month		-56232.68
Net Asset Value, end of current month	27801.15393	2835762.88	102.0016251
Monthly rate of return			-0.01940372

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($9,157.53)
Unrealized trading gain/(loss)	-63,313.54
Less: commissions	-687.03
Less: FCM fees	-958.94
Foreign currency gain/(loss)	156.08
Interest Income	5,209.18

Total Income	-68751.78

EXPENSES

Management fees	1,364.67
Incentive fees	969.61

Total Expenses	2334.28

Net Income (Loss)	-71086.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	17,136.69	$1,769,061.80	103.23

Current month additions	37.39485	4,000.00
Current month redemptions	0	0

Net Income (loss) for current month		-71086.06
Net Asset Value, end of current month	17174.08286	1701975.74	99.10140494
Monthly rate of return			-0.03999414

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	($16,236.39)
Unrealized trading gain/(loss)	-157,954.17
Less: commissions	-3,640.52
Less: FCM fees	-4,214.45
Foreign currency gain/(loss)	392.76
Interest Income	24,101.42

Total Income	-157551.35

EXPENSES

Management fees	16,874.41
Incentive fees	1,652.03

Total Expenses	18526.44

Net Income (Loss)	-176077.79

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	86,818.18	$9,477,944.70	$109.17

Current month additions	6,274.86	695,570.01
Current month redemptions	-341.26822	-37,781.22

Net Income (loss) for current month		-176077.79
Net Asset Value, end of current month	92751.77504	9959655.7	107.3796776
Monthly rate of return			-0.016399399

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$163,516.53
Unrealized trading gain/(loss)	0
Net change in inter-series payables	-167,197.38
Less: commissions	0
Less: FCM fees	-2,666.97
Foreign currency gain/(loss)	0
Interest Income	19,215.10

Total Income	12867.28

EXPENSES
Management fees	6,650.74
Incentive fees	0

Total Expenses	6650.74

Net Income (Loss)	6216.54

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	2,064.43	$206,414.97	99.99

Current month additions	0	0
Current month redemptions	0	0

Net Income (loss) for current month		6216.54
Net Asset Value, end of current month	2064.43138	212631.51	102.9976157
Monthly rate of return			0.030079165

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$706.32
Unrealized trading gain/(loss)	209.32
Less: commissions	-54.12
Less: FCM fees	-39.16
Foreign currency gain/(loss)	25.62
Interest Income	170.53

Total Income	1018.51

EXPENSES

Management fees	156.51
Incentive fees	0

Total Expenses	156.51

Net Income (Loss)	862

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	855.26696	$85,591.35	100.08

Current month additions	0	0
Current month redemptions	0	0

Net Income (loss) for current month		862
Net Asset Value, end of current month	855.26696	86453.35	101.0834676
Monthly rate of return			0.010026654

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Managed Futures Index Series 2